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                                                                      Exhibit 10



               [Letterhead of Morris, Nichols, Arsht & Tunnell]





                                        April 17, 1998




Prudential Developing Markets Fund
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102-4077

                 Re:  Prudential Developing Markets Fund
                      ----------------------------------

Ladies and Gentlemen:

        We have acted as special Delaware counsel to Prudential Developing Markets Fund, a Delaware business trust (the "Trust"), in connection with certain matters relating to the proposed issuance of Class A, Class B, Class C and Class Z Shares of the Trust (the "Applicable Shares"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated October 22, 1997 (the "Governing Instrument").

        In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on October 24, 1997 (the "Certificate"); the Governing Instrument; the By-Laws of the Trust; certain resolutions of the Trustees of the Trust dated October 25, 1997 and February 10, 1998 (the "Resolutions"); the Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A of the Trust filed with the Securities and Exchange Commission on April 17, 1998; the Registration Statement on Form N-1A of the Trust filed with the Securities and Exchange Commission on April 17, 1998 (the "Registration Statement"); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose
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Prudential Developing Markets Fund
April 17, 1998
Page 2


of this opinion: (i) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced resolutions, instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument, the By-laws, the Resolutions and the Registration Statement (including the Prospectus and Statement of Additional Information forming a part thereof) (collectively, the "Operative Documents") to be executed by investors acquiring Applicable Shares (the "Shareholders" and each, individually, a "Shareholder"); (ii) the payment of consideration for Applicable Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Operative Documents in connection with the issuance of Applicable Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Applicable Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Applicable Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Applicable Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under Section 2 or Section 3 of
Article VIII of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del. C. (S)(S) 3801 et seq.
                                                   ---  -              -- ---
(the "Delaware Act"); and (vi) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we have not participated in the preparation of the Registration Statement or any other offering documentation relating to the Trust, the Applicable Shares or the related Series, and we assume no responsibility for their contents. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

        Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

        1. The Trust is a duly created and validly existing business trust in good standing under the laws of the State of Delaware.

        2. The issuance of the Applicable Shares has been duly authorized on behalf of the Trust and, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures and for the consideration set forth in the Operative Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust

        3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability

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Prudential Developing Markets Fund
April 17, 1998
Page 3


as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, or itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 4 of Article IV of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

        We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission with the Registration Statement or as part of a pre-effective amendment thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

                                        Sincerely,

                                        MORRIS, NICHOLS, ARSHT & TUNNELL